Exhibit 99.1

For Immediate Release

NEWTEK BUSINESS SERVICES signs alliance with NEWALLIANCE BANKS’ subsidiary,

NEWALLIANCE INVESTMENTS, INC. to provide Insurance Services

New York, N.Y. – May 17, 2007 – Newtek Business Services, Inc. (NASDAQ:NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market under the Newtek™ brand, announced that NewAlliance Investments, Inc. has signed an agreement with them to provide its customers insurance services through Newtek Insurance Agency. NewAlliance Investments, Inc., member NASD and SIPC, is a wholly owned subsidiary of NewAlliance Bank. Newtek Insurance Agency will provide access through its state of the art web-based referral system (accessed through www.newtekreferrals.com/alliances/portal/10552/) as well as access to over 40 property/casualty carriers and all back office administration support required.

Barry Sloane, Chairman and CEO of Newtek Business Services stated: “We are very pleased that NewAlliance, in a partnership with Newtek, will be offering all insurance services to both their commercial and individual clients. All services will include property and casualty, health and benefits. We will be working with all NewAlliance Branch Managers and employees to pass us referrals through our proprietary web based referral system, NewTrackerTM. Newtek’s link (www.newtekreferrals.com/alliances/portal/10552/) will be prominently located on the NewAlliance Bank homepage (www.newalliancebank.com). This will allow bank employees and clients to learn about insurance services provided through Newtek and easily send inquiries directly to a Newtek professional. We will also work with the NewAlliance call center and lending units to help offer insurance products that are necessary when closing loans.”

Joel Boncek, Vice President of NewAlliance Bank said, “We have selected Newtek because of their superior products, services and state-of-the-art web based technology. Newtek serves consumer and commercial insurance clientele across multiple products and carriers. Newtek’s platform makes it easy for branch managers, employees and customers to easily populate a simple referral form and does not require any handwritten or typed in applications. Our partnership with Newtek enables NewAlliance to distribute a complete insurance platform to all of our clients in a seamless and effortless manner.”

About NewAlliance Bank

NewAlliance Bank is a New Haven, Connecticut headquartered regional banking and financial services company. It is the third largest bank headquartered in Connecticut and sixth largest headquartered in New England with 88 branches throughout Connecticut and western Massachusetts. In addition to offering a full range of consumer and commercial banking products and services, NewAlliance Bank also provides trust services and investment and insurance products and services. At March 31, 2007, the Company had nearly $8 billion in assets and $4.4 billion in deposits.

About Newtek Insurance Agency

Newtek Insurance Agency, formerly Financial Keyosk, a majority-owned subsidiary of Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), is an alternative insurance distributor helping financial institutions and agents establish or expand insurance operations. In keeping with the Newtek commitment to high-quality services and customer care, Newtek Insurance Agency represents only highly-rated insurance companies and supports their products with a technologically advanced service center staffed with helpful licensed insurance agents. Newtek Insurance Agency’s paperless technology makes it possible for its insurance back office to be used as an outsourced agency to support banks, credit unions and other agents wanting to sell insurance to their customers.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor to the small to medium-sized business market under the Newtek TM brand. According to the SBA, there are over 25.8 million small businesses in the United States, which in total represent 99.7% of all employer firms, generate 60 – 80% of all new jobs annually and create more than 50% of non-farm private GDP. Since 1999, Newtek has helped these business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses. Newtek focuses on providing its 78,000 customers with access to financial, management and technological resources that enable them to better grow and compete in today’s marketplace. Newtek’s products and services include:

•	Business Lending: Business loans to start up, acquire, or expand a business

•	Electronic Payment Processing: Credit card, debit card, check conversion, and ACH solutions

•	Insurance Services: Nationwide commercial and personal lines of insurance

•	Outsourced Digital Bookkeeping: Bookkeeping and recordkeeping at a fraction of the cost of in-house staff

•	Web Hosting: Full service web host including domain registration and online shopping cart tools

•	Web Design and Development: Customized web design and development services for a powerful web presence

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval

•	Business Plan Preparation: Professional business plan assistance providing a roadmap for success

•	Payroll Services: Payroll management processing to employee tax filing

For more information, go to www.newtekbusinessservices.com.

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com